Exhibit 35.1

WASHINGTON MUTUAL BANK

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, H. John Berens, an authorized officer of Washington Mutual Bank (the “Servicer”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”), pursuant to the Pooling and Servicing Agreement dated as of April 1, 2006 (the “Servicing Agreement”) by and between the Depositor, the Servicer, LaSalle Bank National Association, as Trustee, and Christiana Bank & Trust, as Delaware Trustee the following with respect to Washington Mutual Mortgage Pass-Through Certificates WMALT Series 2006-AR3 for the 2006 fiscal year  (the “Relevant Year”):

1.                  A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.                  To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year, except as set forth in paragraph 3 below.

3.         Washington Mutual Bank improperly approved for repurchase by Washington Mutual Mortgage Securities Corp. four loans from WMALT Series 2006-AR3 in December 2006.  Each loan was believed to be in breach of the representation that no loan is delinquent as of the applicable cut-off date of the securitization.  It was determined that the loans were not delinquent as of the applicable cut-off date.

Dated as of March 15, 2007.

/s/ H. John Berens _________________________________________ Name: H. John Berens Title: Senior Vice President